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COMPUTATION OF PER SHARE EARNINGS

                                                       Year Ended
                                                         June 30
                                                1995              1996
                                               ------            ------
Net income                                     185,023           135,599

Weighted average common shares
   outstanding (1)                           1,580,867         1,806,531

Common stock equivalents due to
   contingently issuable shares (1)            107,491           140,973

Total weighted average common shares
   and equivalents outstanding (1)           1,688,358         1,947,504

Earnings per common and common share
   equivalents                                    0.11              0.07

Total weighted average common shares
   and equivalents outstanding (1)           1,688,358         1,947,504

Additional dilutive shares                       --                --

Total shares for fully dilutive
   earnings per share (1)                    1,688,358         1,947,504

Fully diluted earnings per common
   and common share equivalents                   0.11              0.07



(1) Share amounts have been restated to reflect the 25% stock dividend in February 1995 and the 1 for 2 reverse stock split and 14.436% stock dividend in March 1996.